Eagle Global Logistics – Incentive Bonus Plan 2007

Applicable to:  Global Corporate Management and Staff

As Amended

Exhibit 10.10

SUMMARY

The 2007 Incentive Bonus Plan for Global Corporate Management and Staff (the “Plan”) is a semi-annual plan paid semi-annually.

Global corporate management and staff positions (other than Sales positions participating in another incentive plan) will be eligible for Incentive Bonus subject to EGL, Inc. (the “Company”) achieving certain operating income performance targets.  Amounts available for payout will be determined with reference to achievement of (1) the Company’s strategic Focus on Five initiatives, (2) departmental performance and (3) the employee’s personal performance against established goals, each for a percentage of the total available incentive as determined by the employee’s grade, if applicable, and/or job title.  See attached Nortam matrix by component and job grade/title.   Foreign divisions will adjust bands and grade levels accordingly.

1.

TARGET INCENTIVE BONUS AMOUNT (Total Eligible Bonus Per Person)

Target incentive amounts will be calculated as a percent of non-incentive wages.

2.

OPERATING INCOME QUALIFICATION REQUIREMENTS FOR INCENTIVE (Company Financial Performance Targets)

The following Operating Income Qualification Matrix determines how much of the Target Incentive bonus will be eligible for payout for each Incentive Period, provided that in no event may all Field and Corporate Incentive payments exceed, in the aggregate, 20% of the Company’s Operating Income for the Incentive Period.   If the company program would payout above the 20% operating income maximum, payouts will be adjusted downward on a pro rata basis. The minimum threshold for eligibility is 75% of budgeted operating income.  Maximum incentive is 120% of non-incentive wages.

Percent of Target Incentive Available	2007 Operating Income Qualification Matrix
	January 1 to June 30 Incentive Period	July 1 to December 31 Incentive Period
150%	120% of budgeted operating income	120% of budged operating income
100%	100% of budgeted operating income	100% of budgeted operating income
75%	87.5% of budgeted operating income	87.5% of budgeted operating income
50%	75% of budgeted operating income	75% of budgeted operating income
0%	less than 75% of budgeted operating income	less than 75% of budgeted operating income

3.

EGL, INC. “FOCUS ON FIVE” STRATEGIC INITIATIVES (Company Balanced Scorecard Performance Targets)

Executive management has established performance metrics and a payout scale associated with each of the five components of the Company’s overall Focus on Five strategic management plan, as set forth below.  The metrics associated with each of the Focus on Five performance metrics will account for a certain percentage of the target Company performance portion of the total incentive.  Achievement of the performance metrics will determine incentive amounts available for the payout for the Company performance portion of the total incentive.

2007 Global Corporate Management and Staff Incentive Bonus PlanPage 1 of  7

Eagle Global Logistics – Incentive Bonus Plan 2007

Applicable to:  Global Corporate Management and Staff

As Amended

2007 Focus on Five Strategic Initiatives Matrix
Focus on Five Initiative	Incentive Payout Percentage
	0%	50%	100%	150%
Customer Satisfaction Component	Not Applicable	Not Applicable	POD’s Updated Within 24 hours of Delivery	Not Applicable
People Development Component	< 80% Voluntary Employee Retention	80% Voluntary Employee Retention	85% Voluntary Employee Retention	95% Voluntary Employee Retention
Yield Management Component	> 5% below budgeted net revenue margin	5% below budgeted net revenue margin	budgeted net revenue margin	10% over budgeted net revenue margin
Cost Management Component	DSO >65 days	DSO 60 < 65 days	DSO 57 < 60 days	DSO < 57 days
Revenue Growth Component	< 10% gross revenue growth	10% gross revenue growth	15% gross revenue growth	20% gross revenue growth

4.

DEPARTMENTAL/UNIT PERFORMANCE METRICS

Prior to the commencement of each Incentive Period, each department will establish in conjunction with the department head and senior manager not more than three performance metrics, achievement of which will determine incentive amounts available for payout for the departmental performance portion of the total incentive.  Each department must have goals for the upcoming Incentive Period established and approved by the department head and provided to the Human Resources Department not later than ten (10) business days prior to the commencement of the Incentive Period.  Failure to meet this deadline will result in forfeiture of the departmental performance portion of the total incentive for the applicable Incentive Period.

5.

INDIVIDUAL GOALS

Prior to the commencement of each Incentive Period, eligible employees will establish not more than three goals in conjunction with their manager, achievement of which will determine incentive amounts available for payout of the personal performance portion of the total incentive.  Each eligible employee must have goals for the upcoming Incentive Period established and approved by the department head and provided to the Human Resources Department not later than ten (10) business days prior to the commencement of the Incentive Period.  Failure to meet this deadline will result in forfeiture of the personal performance portion of the total incentive for the applicable Incentive Period.

6.

INCENTIVE CALCULATION

As stated, incentives under the Plan are calculated and paid semi-annually.  Following each Incentive Period:

(a)

The Company’s Operating Income results will be compared against the 2007 Operating Income Qualification Matrix to determine the percent of target incentive available.

(b)

The total incentive available will be allocated in accordance with the attached distribution table based on grade level, if applicable, and/or job title.

(c)

Incentive payable with respect to each of EGL, Inc. performance, department/region/unit performance and individual performance will be calculated in accordance with paragraphs 3., 4., and 5., respectively.  See attached calculation examples.

2007 Global Corporate Management and Staff Incentive Bonus PlanPage 2 of  7

Eagle Global Logistics – Incentive Bonus Plan 2007

Applicable to:  Global Corporate Management and Staff

As Amended

DETAILS AND RULES OF 2007 INCENTIVE PLAN FOR

GLOBAL CORPORATE MANAGEMENT AND STAFF

1.  Financial Performance

The Percent of Target Incentive Available for payout for each Incentive Period is based on the Company’s Operating Income performance for that Incentive Period, as set forth in the 2007 Operating Income Qualification Matrix (the “Operating Income Matrix”); provided that in no event may all Field and Corporate Incentive payments exceed, in the aggregate, 20% of the Company’s Operating Income for the Incentive Period.  If the Company does not meet the minimum Operating Income percentage as reflected in the Matrix, no incentive will be paid under the Plan.

2.  Performance Matrices and Calculation

•

Following determination of the Percent of Target Incentive Available for payout based on the Operating Income Matrix, the amount of payout will be determined based on:

o

The employee’s target incentive percentage of non-incentive wages, which is based on the employee’s grade, if applicable, and/or job title;

o

With respect to the Company performance portion of the incentive, the Company’s performance against established performance metrics as set forth in the 2007 Focus on Five Strategic Initiatives Matrix;

o

With respect to the Departmental performance portion of the incentive, the goal performance of employee’s department;

o

With respect to the Individual performance portion of the incentive, the employee’s achievement of established personal goals;

o

The percentage of total incentive attributable to the three components (Company, Departmental and Individual performance) is determined by an employee’s grade level, if applicable, and/or job title.

•

Individual and Department goals must be in writing, approved (such approval to be reflected by the signature of the employee, manager, department head and/or senior executive, as required) and provided to the appropriate Human Resources department not later than ten (10) business days prior to the commencement of each Incentive Period. Failure to meet this requirement will result in forfeiture of the personal performance portion of the total incentive for the applicable incentive period.

•

A completed set of Individual and Department goal worksheets must be forwarded to the appropriate Human Resources department within thirty (30) calendar days following the end of each Incentive Period.  Failure to meet this requirement will result in forfeiture of the personal performance portion of the total incentive for the applicable incentive period.

3.  Eligibility

In the event an employee of the Company or a direct or indirect wholly-owned subsidiary of the Company (collectively, “EGL”) employee’s position or location with EGL changes during an incentive period such that the applicable EGL incentive plan in which employee would participate would change, the employee’s eligibility will be determined considering the position and/or location of employee for the majority of the incentive period.

The following eligibility requirements must be met for an employee to qualify for participation in this Plan:

•

Must be a full-time employee (non-trainee position) assigned to a Corporate Support Center department/cost center, or coded to a US Gateway cost center.

•

Must have been a continuous, full-time employee of EGL beginning not later than April 1 for the January to June Incentive Period and not later than October 1 for the July to December Incentive Period.

2007 Global Corporate Management and Staff Incentive Bonus PlanPage 3 of  7

Eagle Global Logistics – Incentive Bonus Plan 2007

Applicable to:  Global Corporate Management and Staff

As Amended

•

Employee’s current performance rating must meet or exceed expectation/job requirements.

•

Must be an active employee of EGL at the time incentive amounts are paid.  Any person who is not employed by EGL when incentive payments are made will not receive an incentive payment under the plan regardless of whether such person was an employee of EGL during some or all of the incentive period with respect to which payment is being made.

•

An Employee may participate in only one incentive bonus plan.

Note:  Determination of an employee’s grade, if applicable, and/or position is solely at the discretion of EGL and is as recorded in the appropriate Human Resources department records.  Non-incentive wages do not include any supplemental income, such as car allowance or other bonuses.

4.  Frequency of Payments

Incentive Bonus payments will be made to employees as soon as administratively feasible, which is expected to be approximately 60 days after the close of the first semi-annual Incentive Period, and 75 days after the close of the second semi-annual Incentive Period of the year.

5.  Position and/or Base Salary Changes

An employee’s incentive will be calculated based on the grade, if applicable, and/or position the employee held for the majority of the Incentive Period.

6.  Other:

•

If an otherwise eligible employee is on a Leave of Absence during the Incentive Period, his/her incentive will be adjusted to reflect only the number of business days worked (as a percentage of total business days) during the Incentive Period.

•

If an otherwise eligible employee is on a Leave of Absence at the time incentives are paid, he/she will be eligible for incentive payment only if/when he/she returns from the Leave of Absence.

•

In the event an employee is eligible under this Plan but employed in a location or region where local laws are different from eligibility requirements of this Plan, the Plan will be modified to comply with those local or regional laws.

7.  Caveats and reservations

•

The Company, at its sole discretion, may change or discontinue this Plan at any time including, without limitation:

o

Following an acquisition or divestiture;

o

Following any anomalies, significant events or extraordinary circumstances;

o

To make adjustments for ‘windfall’ situations;

o

To make any other adjustments as may be deemed appropriate by executive management.

•

Target bonus percentages are not “guaranteed” and are subject to change at the sole discretion of the Company, with or without notice.

Note:  This Plan supersedes and replaces all other incentive plans previously established for global corporate/regional management and staff, whether written or verbal.

2007 Global Corporate Management and Staff Incentive Bonus PlanPage 4 of  7

Eagle Global Logistics – Incentive Bonus Plan 2007

Applicable to:  Global Corporate Management and Staff

As Amended

                      DISTRIBUTION TABLE

US Grade Level	EGL, INC.	Department/ Region/Unit	Individual	Job Title (if applicable)
18-20	70%	20%	10%
14-17	40%	50%	10%
9-13	30%	50%	20%
1-8	20%	50%	30%

2007 Global Corporate Management and Staff Incentive Bonus PlanPage 5 of  7

Eagle Global Logistics – Incentive Bonus Plan 2007

Applicable to:  Global Corporate Management and Staff

As Amended

CALCULATION EXAMPLE

EXEMPT CORPORATE OFFICE EMPLOYEE

Scenario 1: Eddie Eagle, an eligible exempt employee, works in the accounts receivable department of the Houston Corporate office.  His incentive bonus target, which is based on employee grade (if applicable) and/or job title, is 15%. His grade level is 12.  The Operating Income Qualification Matrix for this Incentive Period determined that 100% of the Target Incentive Bonus is eligible for payout because the Company attained 104% of budget. This is information is posted on Company’s Intra Net. EGL, Inc.’s Performance percentage on Focus on Five Strategic Initiatives is 110% (posted on Intra Net), Eddie’s Departmental performance metric achievement is 67% and Eddie’s individual goal percentage is 100%.   Based on these factors, his first incentive period bonus would be calculated as follows:

Semi-Annual Incentive Bonus Pool Calculation 1st Incentive Period
Percentage of Target Incentive Available	100%
Semi Annual Non-Incentive Wages	$15,000
Target Incentive Bonus Percentage	15%
Potential Incentive Pool Calculation (15% * total wages	$2,250

Department Performance
Metric	Attainment
DSO < 60 days	Yes
Invoicing Errors < .5%	No
Cost per Transaction < $9	Yes
Overall Attainment Percentage	67%

EGL, Inc. Focus on Five Strategic Initiatives
Metric	Company Actual Performance	Goal Attainment Percentage
Customer Satisfaction	PODs updated within 24 hours of delivery	100%
People Development	85% voluntary employee retention	100%
Yield Management	budgeted net revenue	100%
Cost Management	DSO < 57 days	150%
Revenue Growth	15%	100%
Overall Attainment Percentage		110%
Individual Goals
Metric		Attainment
Cost per file < $9.00		Yes
Invoicing Errors < .5%		Yes
Collection Calls/Day > 25		Yes
Overall Attainment Percentage		100%

Payout Distribution
Performance Component	Distribution Percentage*	Calculation	Payout Amount
EGL, Inc.	30%	30% x $2250 x 110%	$742.50
Department/Region/Unit	50%	50% x $2250 x 67%	$753.75
Individual	20%	20% x $2250 x 100%	$450.00
Total			$1,946.25

*Percentages for each component differ based upon job grade (if applicable) and/or job title as reflected on the attached Distribution Table

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